UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 19, 2021
Illumina, Inc.
(Exact name of registrant as specified in its charter)

001-35406
(Commission File Number)

Delaware	33-0804655
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5200 Illumina Way, San Diego, CA 92122
(Address of principal executive offices) (Zip code)

(858) 202-4500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	ILMN	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13a of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 19, 2021, Illumina, Inc. (the “Company”) appointed Jose Torres, Vice President and Chief Accounting Officer, as principal accounting officer for purposes of the Company’s filings with the Securities and Exchange Commission.

Mr. Torres, age 46, most recently served as Chief Financial Officer of the University of St. Augustine for Health Sciences from April 2019 to April 2021. From January 2016 to March 2019, Mr. Torres served as Senior Vice President and Chief Accounting Officer of Maxar Technologies, a space technology company. Prior to Maxar Technologies, he served as Vice President, Accounting, Financial Reporting & Financial Systems at the ADT Corporation, a leader in electronic security, fire protection and other related alarm monitoring services, from February 2012 to December 2015. Mr. Torres is a certified public accountant and received his bachelor’s degree in management and accounting from Boston College and his MBA from Florida Atlantic University.

Mr. Torres will be employed at will by the Company and will:

•receive an annual base salary commensurate with other employees of the Company at his level;

•be eligible to participate in the Company's executive variable compensation plan, which is an "at-risk" cash bonus compensation program, with a target award amount similar to other employees of the Company at his level, subject to the achievement of individual and corporate performance objectives;

•receive a signing bonus of $100,000, which, upon voluntary resignation or dismissal due to gross negligence or misconduct within twenty-four months of his start date, would be required to be repaid 100% if such resignation or dismissal occurs in his first year and 50% if such resignation or dismissal occurs in his second year.

•receive a new hire grant on his first day of employment of a number of restricted stock units equivalent in value to $300,000 divided by the per share closing Company stock price on the grant date, vesting over four years with 25% of the RSUs vesting on each of the first four anniversaries of the grant date;

•receive a new hire grant on his first day of employment of a number of performance share units (PSUs) equivalent in value to $300,000 divided by the per share closing Company stock price on the grant date. The PSUs will vest based on achievement of specified earnings per share (EPS) targets for the fiscal year ending December 29, 2024. The PSUs issuable will range from 0% to 150% of the specified PSU award, based on actual performance relative to the specified EPS target; and

•be eligible to participate in the Company's compensation and benefit plans and programs as may generally be made available to other employees of the Company at his level.

Mr. Torres is not a party to any arrangement or understanding regarding his appointment as principal accounting officer. Mr. Torres has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Torres is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Torres has not entered into any material plan, contract, arrangement, or amendment in connection with his appointment as principal accounting officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ILLUMINA, INC.
Date:	April 19, 2021	By:	/s/ CHARLES E. DADSWELL
Charles E. Dadswell
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)